Exhibit 12.1

CBD Media LLC

Ratio of Earnings to Fixed Charges

	Predecessor					CBD Media LLC
	Year Ended December 31,				Period from January 1, 2002 to March 7, 2002	Period from March 8, 2002 to December 31, 2002	Period from March 8, 2002 to September 30, 2002	Nine Months Ended September 30, 2003	Proforma for the Twelve Months Ended December 31, 2002	Pro forma for the Nine Months Ended September 30, 2003
	1998	1999	2000	2001
	(Dollars in thousands)					(Dollars in thousands)
EARNINGS AS DEFINED:
Earnings from operations before income taxes	$41,150	$27,030	$29,417	$32,845	$4,965	$6,630	$4,641	$(2,720)	$(1,575)	$(1,825)
Fixed charges	69	220	211	237	31	10,597	7,340	20,666	22,062	19,771

Earnings as defined	$41,219	$27,250	$29,628	$33,082	$4,996	$17,227	$11,981	$17,946	$20,487	$17,946

FIXED CHARGES AS DEFINED:
Interest expense, including amortization of debt issue costs	$69	$69	$69	$69	$16	$10,545	$7,271	$20,538	$21,995	$19,643
Portion of rental expense representative of the interest factor		151	142	168	15	52	69	128	67	128

Fixed charges as defined	$69	$220	$211	$237	$31	$10,597	$7,340	$20,666	$22,062	$19,771

RATIO OF EARNINGS TO FIXED CHARGES	597.4	123.9	140.4	139.6	161.2	1.6	1.6	N/A	N/A	N/A

ADDITIONAL INCOME REQUIRED TO MEET A 1.0 RATIO	N/A	N/A	N/A	N/A	N/A	N/A	N/A	$2,720	$1,575	$1,825